Exhibit 99.1

Air Lease Corporation Announces Second Quarter 2018 Results

Los Angeles, California, August 9, 2018 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three and six months ended June 30, 2018.

•	Revenues:

o	$398 million for the three months ended June 30, 2018, an increase of 4.4%

o	$779 million for the six months ended June 30, 2018, an increase of 5.1%

•	Diluted earnings per share:

o	$1.04 for the three months ended June 30, 2018, an increase of 13.0%

o	$2.04 for the six months ended June 30, 2018, an increase of 20.7%

•	Adjusted diluted earnings per share before income taxes:

o	$1.44 for the three months ended June 30, 2018, a decrease of 4.6%

o	$2.82 for the six months ended June 30, 2018, a decrease of 0.7%

•	Margin:

o	Pre-tax margin of 37.1% for the three months ended June 30, 2018

o	Adjusted pre-tax margin of 40.3% for the three months ended June 30, 2018

•	Return on equity:

o	Pre-tax return on equity of 15.4% for the trailing twelve months ended June 30, 2018

o	Adjusted pre-tax return on equity of 16.7% for the trailing twelve months ended June 30, 2018

Highlights

•

Took delivery of 14 aircraft from our order book and four young incremental aircraft from the secondary market, representing $1.4 billion in capital expenditures, ending the quarter with $14.9 billion in aircraft with a weighted average age of 3.8 years and a weighted average lease term remaining of 6.8 years.

•	Our aircraft on order are 100% placed through 2019, 87% placed through 2020 and 66% placed through 2021 on long term leases.

•	In August 2018, signed an agreement to purchase up to 78 Boeing airplanes, including 75 737-8 MAX aircraft and three 787-9 aircraft at the 2018 Farnborough International Airshow.

•

In August 2018, entered into an agreement to sell and continue to manage a fleet of 18 aircraft to Thunderbolt Aircraft Lease Limited II ("Thunderbolt II").  We expect a majority of the aircraft sales to be completed by the end of Q4 2018.

•

Ended the quarter with $25.0 billion in committed minimum future rental payments consisting of $11.3 billion in contracted minimum rental payments on the aircraft in our existing fleet and $13.7 billion in minimum future rental payments related to aircraft delivering in the future.

•	Completed a senior unsecured notes offering in June 2018, issuing $500 million at 3.875%, maturing in 2023.

•

Declared a quarterly cash dividend of $0.10 per share on our outstanding common stock for the second quarter of 2018.  The dividend will be paid on October 5, 2018 to holders of record of our common stock as of September 14, 2018.

“We enjoyed another great quarter with revenues and earnings right on track, and we continue to execute our plan to increase capital deployment by adding young aircraft incremental to our orderbook deliveries.  And, with our orderbook 87% placed through 2020 and 66% placed through 2021, we finalized a major order with Boeing for 75 MAX8 plus three B787-9 aircraft.  We also launched Thunderbolt II, a uniquely structured and highly successful portfolio sale of 18 aircraft, which priced and closed subsequent to quarter end,” said John L. Plueger, Chief Executive Officer and President.

“With now over $17 billion in total assets, ALC remains committed to its strategy of investing in the youngest, most fuel efficient, and technologically advanced commercial aircraft. We are seeing solid lease demand driven by passenger traffic growth globally and the continued need to replace aging aircraft. The order we placed at the Farnborough Air Show provides us with access to valuable delivery positions through 2024, allowing us to deliver continued growth for our shareholders,” said Steven F. Udvar-Házy, Executive Chairman of the Board.

The following table summarizes the results for the three and six months ended June 30, 2018 and 2017 (in thousands, except per share amounts and percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2018	2017	$ change	% change	2018	2017	$ change	% change
Revenues	$397,814	$380,957	$16,857	4.4%	$779,023	$741,144	$37,879	5.1%
Income before taxes	$147,409	$155,869	$(8,460)	(5.4)%	$288,728	$289,747	$(1,019)	(0.4)%
Net income	$115,211	$100,925	$14,286	14.2%	$225,862	$185,862	$40,000	21.5%
Adjusted net income before income taxes(1)	$160,304	$166,660	$(6,356)	(3.8)%	$313,077	$313,303	$(226)	(0.1)%
Diluted EPS	$1.04	$0.92	$0.12	13.0%	$2.04	$1.69	$0.35	20.7%
Adjusted diluted EPS before income taxes(1)	$1.44	$1.51	$(0.07)	(4.6)%	$2.82	$2.84	$(0.02)	(0.7)%

(1)

Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Income included in this earnings release for a discussion of the non-GAAP measures adjusted net income before income taxes and adjusted diluted EPS before income taxes and a reconciliation to their most comparable GAAP financial measures.

Revenues increased $17 million or 4.4% to $398 million for the three months ended June 30, 2018 from $381 million for the three months ended June 30, 2017. This increase was principally driven by the increase in the net book value of our fleet, partially offset by a reduction of our sales and trading activity. For the three months ended June 30, 2017, we sold 17 aircraft, generating $18 million in gains, and for the three months ended June 30, 2018, we chose not to sell any aircraft.

Income before taxes for the quarter ended June 30, 2018 was $147 million compared to $156 million for the quarter ended June 30, 2017.  As we did not sell any aircraft in the second quarter of 2018, our income before taxes decreased compared to the second quarter of 2017.

Net income for the quarter ended June 30, 2018 increased to $115 million or $1.04 per diluted share, compared to $101 million or $0.92 per diluted share for the quarter ended June 30, 2017. The increase in net income in the second quarter of 2018 as compared to 2017 was primarily due to a lower income tax expense as a result of the U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”), which, among other things, lowered the corporate tax rate from 35% to 21% effective January 1, 2018.

Adjusted net income before income taxes for the three months ended June 30, 2018 was $160 million or $1.44 per diluted share, compared to $167 million or $1.51 per diluted share for the three months ended June 30, 2017. The change in our adjusted net income before income taxes was due to the decrease in the number of aircraft sold from 17 aircraft for the three months ended June 30, 2017 to zero aircraft for the three months ended June 30, 2018.

Flight Equipment Portfolio

Our fleet grew by 11.9% to a net book value of $14.9 billion as of June 30, 2018 compared to $13.3 billion as of December 31, 2017.  As of June 30, 2018, our fleet was comprised of 271 owned aircraft, with a weighted-average age and remaining lease term of 3.8 years and 6.8 years, respectively, and 49 managed aircraft.  We have a globally diversified customer base of 93 airlines in 56 countries.

During the quarter ended June 30, 2018, we took delivery of 14 aircraft from our order book and four incremental aircraft from the secondary market ending the quarter with 271 aircraft in our operating lease portfolio.

In August 2018, we entered into an agreement to purchase up to 78 Boeing aircraft, including 75 737-8 MAX aircraft and three 787-9 aircraft.  The three 787-9 aircraft and 30 737-8 MAX aircraft are firm orders and are included in the order book total in the table below.

Below are the key portfolio metrics of our fleet:

	June 30, 2018		December 31, 2017
Aggregate fleet net book value	$14.9	billion	$13.3	billion
Weighted-average fleet age(1)	3.8	years	3.8	years
Weighted-average remaining lease term(1)	6.8	years	6.8	years

Fleet size	271		244
Managed fleet	49		50
Order book	391		368
Total	711		662

Current fleet contracted rentals	$11.3	billion	$10.1	billion
Committed fleet rentals	$13.7	billion	$13.3	billion
Total committed rentals	$25.0	billion	$23.4	billion

(1)	Weighted-average fleet age and remaining lease term calculated based on net book value.

The following table details the region concentration of our fleet:

	June 30, 2018	December 31, 2017
Region	% of Net Book Value	% of Net Book Value
Europe	31.0%	31.7%
Asia (excluding China)	23.2%	22.4%
China	18.3%	20.5%
The Middle East and Africa	13.3%	11.2%
Central America, South America and Mexico	7.2%	7.0%
U.S. and Canada	4.6%	4.5%
Pacific, Australia and New Zealand	2.4%	2.7%
Total	100.0%	100.0%

The following table details the composition of our fleet by aircraft type:

	June 30, 2018		December 31, 2017
	Number of		Number of
Aircraft type	Aircraft	% of Total	Aircraft	% of Total
Airbus A319-100	1	0.4%	1	0.4%
Airbus A320-200	42	15.4%	40	16.4%
Airbus A320-200neo	5	1.9%	5	2.1%
Airbus A321-200	33	12.1%	29	11.9%
Airbus A321-200neo	9	3.3%	5	2.1%
Airbus A330-200	15	5.5%	15	6.2%
Airbus A330-300	5	1.9%	5	2.0%
Airbus A350-900	5	1.9%	2	0.9%
Boeing 737-700	5	1.9%	3	1.2%
Boeing 737-800	103	37.9%	102	41.8%
Boeing 737-8 MAX	10	3.7%	2	0.8%
Boeing 767-300ER	1	0.4%	1	0.4%
Boeing 777-200ER	1	0.4%	1	0.4%
Boeing 777-300ER	24	8.8%	24	9.7%
Boeing 787-9	11	4.1%	8	3.3%
Embraer E190	1	0.4%	1	0.4%
Total	271	100.0%	244	100.0%

Debt Financing Activities

We ended the second quarter of 2018 with total debt financing, net of discounts and issuance costs, of $11.0 billion, resulting in a debt to equity ratio of 2.53:1.

Our debt financing was comprised of unsecured debt of $10.6 billion representing 95.8% of our debt portfolio as of June 30, 2018 as compared to 94.6% as of December 31, 2017.  Our fixed rate debt represented 86.6% of our debt portfolio as of June 30, 2018 as compared to 85.4% as of December 31, 2017.  Our composite cost of funds increased to 3.32% as of June 30, 2018 as compared to 3.20% as of December 31, 2017.

Our debt financing was comprised of the following at June 30, 2018 and December 31, 2017 (dollars in thousands):

	June 30, 2018	December 31, 2017
Unsecured
Senior notes	$9,268,445	$8,019,871
Revolving credit facility	956,000	847,000
Convertible senior notes	199,951	199,983
Term financings	183,838	203,704
Total unsecured debt financing	10,608,234	9,270,558
Secured
Term financings	428,951	484,036
Export credit financing	41,593	44,920
Total secured debt financing	470,544	528,956

Total debt financing	11,078,778	9,799,514
Less: Debt discounts and issuance costs	(116,332)	(100,729)
Debt financing, net of discounts and issuance costs	$10,962,446	$9,698,785
Selected interest rates and ratios:
Composite interest rate(1)	3.32%	3.20%
Composite interest rate on fixed-rate debt(1)	3.32%	3.27%
Percentage of total debt at fixed-rate	86.61%	85.42%

(1)	This rate does not include the effect of upfront fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call

In connection with this earnings release, Air Lease Corporation will host a conference call on August 9, 2018 at 4:30 PM Eastern Time to discuss the Company's financial results for the second quarter of 2018.

Investors can participate in the conference call by dialing (855) 308-8321 domestic or (330) 863-3465 international. The passcode for the call is 1497237.

The conference call will also be broadcast live through a link on the Investor Relations page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investor Relations page of the Air Lease Corporation website.

For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on August 9, 2018 until 7:30 PM ET on August 16, 2018. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 domestic or (404) 537-3406 international and enter passcode 1497237.

About Air Lease Corporation (NYSE: AL)

Air Lease Corporation is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. For more information, visit ALC's website at www.airleasecorp.com.

Contact

Investors:
Mary Liz DePalma
Assistant Vice President, Investor Relations
Email: mdepalma@airleasecorp.com

Media:
Laura Woeste
Manager, Media and Investor Relations
Email: lwoeste@airleasecorp.com

Forward-Looking Statements

Statements in this press release that are not historical facts are hereby identified as “forward-looking statements,” including any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements, including as a result of the following factors, among others:

•	our inability to make acquisitions of, or lease, aircraft on favorable terms;

•	our inability to sell aircraft on favorable terms or to predict the timing of such sales;

•

our inability to obtain additional financing on favorable terms, if required, to complete the acquisition of sufficient aircraft as currently contemplated or to fund the operations and growth of our business;

•	our inability to effectively oversee our managed fleet;

•	our inability to obtain refinancing prior to the time our debt matures;

•	impaired financial condition and liquidity of our lessees;

•	deterioration of economic conditions in the commercial aviation industry generally;

•	increased maintenance, operating or other expenses or changes in the timing thereof;

•	changes in the regulatory environment, including tariffs and other restrictions on trade;

•

unanticipated impacts of the Tax Cuts and Jobs Act of 2017 (the “Tax Reform Act”), including as a result of changes in assumptions we make in our interpretation of the Tax Reform Act, guidance related to application of the Tax Reform Act that may be issued in the future, and actions that we may take as a result of our expected impact of the Tax Reform Act;

•	potential natural disasters and terrorist attacks and the amount of our insurance coverage, if any, relating thereto; and

•	the factors discussed under “Part I – Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2017, and other SEC filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value amounts)

	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Cash and cash equivalents	$259,530	$292,204
Restricted cash	21,528	16,078
Flight equipment subject to operating leases	16,962,768	15,100,040
Less accumulated depreciation	(2,098,524)	(1,819,790)
	14,864,244	13,280,250
Deposits on flight equipment purchases	1,555,407	1,562,776
Other assets	554,738	462,856
Total assets	$17,255,447	$15,614,164
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$329,426	$309,182
Debt financing, net of discounts and issuance costs	10,962,446	9,698,785
Security deposits and maintenance reserves on flight equipment leases	933,309	856,140
Rentals received in advance	112,151	104,820
Deferred tax liability	580,273	517,795
Total liabilities	$12,917,605	$11,486,722
Shareholders’ Equity
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Class A common stock, $0.01 par value; authorized 500,000,000 shares; issued and outstanding 104,065,045 and 103,621,629 shares at June 30, 2018 and December 31, 2017, respectively	1,041	1,036
Class B non-voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	2,265,393	2,260,064
Retained earnings	2,071,408	1,866,342
Total shareholders’ equity	$4,337,842	$4,127,442
Total liabilities and shareholders’ equity	$17,255,447	$15,614,164

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)
Revenues
Rental of flight equipment	$393,479	$358,114	$771,341	$712,767
Aircraft sales, trading and other	4,335	22,843	7,682	28,377
Total revenues	397,814	380,957	779,023	741,144

Expenses
Interest	73,452	63,014	142,395	130,077
Amortization of debt discounts and issuance costs	8,010	6,437	16,032	15,429
Interest expense	81,462	69,451	158,427	145,506

Depreciation of flight equipment	142,600	126,490	278,734	250,399
Selling, general and administrative	21,458	23,843	44,817	46,415
Stock-based compensation	4,885	5,304	8,317	9,077
Total expenses	250,405	225,088	490,295	451,397

Income before taxes	147,409	155,869	288,728	289,747
Income tax expense	(32,198)	(54,944)	(62,866)	(103,885)
Net income	$115,211	$100,925	$225,862	$185,862

Net income per share of Class A and B common stock
Basic	$1.11	$0.98	$2.17	$1.80
Diluted	$1.04	$0.92	$2.04	$1.69
Weighted-average shares outstanding
Basic	104,003,960	103,180,769	103,876,647	103,064,834
Diluted	112,424,582	111,564,483	112,326,506	111,490,683

Other financial data
Pre-tax profit margin	37.1%	40.9%	37.1%	39.1%
Adjusted net income before income taxes(1)	$160,304	$166,660	$313,077	$313,303
Adjusted margin before income taxes(1)	40.3%	43.9%	40.2%	42.3%
Adjusted diluted earnings per share before income taxes(1)	$1.44	$1.51	$2.82	$2.84
Pre-tax return on equity (TTM)	15.4%	17.3%	15.4%	17.3%
Adjusted pre-tax return on equity (TTM)(1)	16.7%	18.7%	16.7%	18.7%

(1)

Adjusted net income before income taxes (defined as net income excluding the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items), adjusted margin before income taxes (defined as adjusted net income before income taxes divided by total revenues, excluding insurance recovery on settlement), adjusted pre-tax return on equity (defined as adjusted net income before income taxes divided by average shareholders' equity) and adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income, pre-tax profit margin, earnings per share, pre-tax return on equity, and diluted earnings per share, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted margin before income taxes, adjusted pre-tax return on equity and adjusted diluted earnings per share before income taxes, are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted margin before income taxes, adjusted pre-tax return on equity and adjusted diluted earnings per share before income taxes to assess our consolidated financial and operating performance.  Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results.  Adjusted net income before income taxes, adjusted margin before income taxes, adjusted pre-tax return on equity and adjusted diluted earnings per share before income taxes, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted margin

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

before income taxes, adjusted pre-tax return on equity and adjusted diluted earnings per share before income taxes do not reflect our cash expenditures or changes in our cash requirements for our working capital needs.  In addition, our calculation of adjusted net income before income taxes, adjusted margin before income taxes, adjusted pre-tax return on equity and adjusted diluted earnings per share before income taxes may differ from the adjusted net income before income taxes, adjusted margin before income taxes, adjusted pre-tax return on equity and adjusted diluted earnings per share before income taxes or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following tables show the reconciliation of net income to adjusted net income before income taxes and adjusted margin before income taxes (in thousands, except percentages):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)
Reconciliation of net income to adjusted net income before income taxes:
Net income	$115,211	$100,925	$225,862	$185,862
Amortization of debt discounts and issuance costs	8,010	6,437	16,032	15,429
Stock-based compensation	4,885	5,304	8,317	9,077
Insurance recovery on settlement	—	(950)	—	(950)
Provision for income taxes	32,198	54,944	62,866	103,885
Adjusted net income before income taxes	$160,304	$166,660	$313,077	$313,303
Adjusted margin before income taxes(1)	40.3%	43.9%	40.2%	42.3%

(1)	Adjusted margin before income taxes is adjusted net income before income taxes divided by total revenues excluding insurance recovery on settlement.

The following table shows the reconciliation of net income to adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)
Reconciliation of net income to adjusted diluted earnings per share before income taxes
Net income	$115,211	$100,925	$225,862	$185,862
Amortization of debt discounts and issuance costs	8,010	6,437	16,032	15,429
Stock-based compensation	4,885	5,304	8,317	9,077
Insurance recovery on settlement	—	(950)	—	(950)
Provision for income taxes	32,198	54,944	62,866	103,885
Adjusted net income before income taxes	$160,304	$166,660	$313,077	$313,303
Assumed conversion of convertible senior notes	1,735	1,431	3,474	2,847
Adjusted net income before income taxes plus assumed conversions	$162,039	$168,091	$316,551	$316,150
Weighted-average diluted shares outstanding	112,424,582	111,564,483	112,326,506	111,490,683
Adjusted diluted earnings per share before income taxes	$1.44	$1.51	$2.82	$2.84

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of net income to adjusted pre-tax return on equity (in thousands, except percentages):

	Trailing Twelve Months June 30,
	2018	2017
	(unaudited)
Reconciliation of net income to adjusted pre-tax return on equity:
Net income	$796,152	$376,126
Amortization of debt discounts and issuance costs	30,057	31,822
Stock-based compensation	19,044	18,278
Insurance recovery on settlement	—	(950)
Provision for income taxes	(187,641)	207,597
Adjusted net income before income taxes	$657,612	$632,873

Shareholders' equity as of June 30, 2017 and 2016, respectively	$3,558,204	$3,195,529
Shareholders' equity as of June 30, 2018 and 2017, respectively	$4,337,842	$3,558,204
Average shareholders' equity	$3,948,023	$3,376,867

Adjusted pre-tax return on equity (TTM)	16.7%	18.7%

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2018	2017
	(unaudited)
Operating Activities
Net income	$225,862	$185,862
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	278,734	250,399
Stock-based compensation	8,317	9,077
Deferred taxes	62,866	103,885
Amortization of debt discounts and issuance costs	16,032	15,429
Amortization of prepaid lease costs	14,610	11,473
Gain on aircraft sales, trading and other activity	(2,185)	(25,048)
Changes in operating assets and liabilities:
Other assets	(47,313)	(90,297)
Accrued interest and other payables	23,737	31,240
Rentals received in advance	7,331	5,943
Net cash provided by operating activities	587,991	497,963
Investing Activities
Acquisition of flight equipment under operating lease	(1,402,374)	(1,142,367)
Payments for deposits on flight equipment purchases	(360,440)	(385,628)
Proceeds from aircraft sales, trading and other activity	250	433,284
Acquisition of aircraft furnishings, equipment and other assets	(141,125)	(84,874)
Net cash used in investing activities	(1,903,689)	(1,179,585)
Financing Activities
Issuance of common stock upon exercise of options and warrants	4,128	1,664
Cash dividends paid	(20,757)	(15,450)
Tax withholdings on stock-based compensation	(7,141)	(5,600)
Net change in unsecured revolving facility	109,000	711,000
Proceeds from debt financings	1,738,665	1,096,673
Payments in reduction of debt financings	(594,706)	(1,229,690)
Debt issuance costs	(5,301)	(3,964)
Security deposits and maintenance reserve receipts	109,007	110,766
Security deposits and maintenance reserve disbursements	(44,421)	(12,630)
Net cash provided by financing activities	1,288,474	652,769
Net decrease in cash	(27,224)	(28,853)
Cash, cash equivalents and restricted cash at beginning of period	308,282	290,802
Cash, cash equivalents and restricted cash at end of period	$281,058	$261,949
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $25,692 and $21,931 at June 30, 2018 and 2017, respectively	$149,077	$159,269
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest, deposits on flight equipment purchases and seller financing applied to acquisition of flight equipment and other assets applied to payments for deposits on flight equipment purchases	$451,048	$312,837
Cash dividends declared, not yet paid	$10,399	$7,741